EXHIBIT 99.1
ROGER A. CREGG, T. KEVIN DeNICOLA APPOINTED
TO THE COMERICA INCORPORATED BOARD
OF DIRECTORS
Cregg — CFO of Pulte Homes, Inc., a National Home Builder with
Operations in Comerica’s High-Growth Markets
DeNicola — CFO of Lyondell Chemical Company,
Global Manufacturer of Basic Chemicals
Board Also Announces Resignations of
Roger Fridholm and Gail L. Warden
DETROIT/December 21, 2006 – Roger A. Cregg and T. Kevin DeNicola have been appointed to the Comerica Incorporated Board of Directors, effective December 20, 2006. Cregg is executive vice president and chief financial officer of Pulte Homes, Inc. (NYSE: PHM), a leading national home builder. DeNicola is senior vice president and chief financial officer of Lyondell Chemical Company (NYSE: LYO), North America’s third-largest independent, publicly traded chemical company. Cregg will serve as a member of the Board’s Audit Committee, Enterprise Risk Committee and Qualified Legal Compliance Committee. It is anticipated that DeNicola will serve on the same committees. The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.
“We welcome Roger and Kevin to the Comerica team,” said Babb. “As Comerica continues to grow, particularly in markets outside of Michigan, it is important that the board reflects this growing geographic diversity with appropriate market representation.”
Pulte Homes, Inc. is a Fortune 150 company with operations in 53 markets and 27 states, including Comerica’s fastest-growing markets of California, Arizona, Texas and Florida.
Lyondell Chemical Company, headquartered in Houston, Texas, is a Fortune 200 company with operations on five continents and employing approximately 11,000 people worldwide.
Cregg, 50, is responsible for Pulte’s accounting, treasury, tax, information systems, investor relations, international operations and related activities.
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Roger A. Cregg, T. Kevin DeNicola Appointed to the Comerica Incorporated Board of Directors – 2
He is immediate past chairman and current member of the Board of Directors of the Detroit Branch of the Federal Reserve Bank of Chicago.
Cregg earned his master’s degree from J.L. Kellogg Graduate School of Management at Northwestern University and his bachelor’s degree from Northeastern University. He is affiliated with Financial Executives International.
DeNicola, 52, is responsible for Lyondell’s treasury, accounting and controls, tax, internal audit and investor relations functions, as well as corporate development activities.
A certified public accountant, DeNicola earned a master’s degree in chemical engineering from the University of Virginia, a master’s degree in business administration from Rice University, and his bachelor’s degree from High Point University.
Comerica today also announced the resignations of Roger Fridholm and Gail L. Warden, effective December 31, 2006. Fridholm, 65, has been a director since 1985. He is president of St. Clair Group, a private investment company. Warden, 68, has been a director since 1990. He is president emeritus of Henry Ford Health Systems, a not-for-profit healthcare corporation. “Roger Fridholm and Gail Warden have been strong contributors to our board. They have applied their vision and leadership to several board committees over the years, and helped foster Comerica’s growth and success. We thank them for their distinguished and dedicated service,” Babb added.
“With the appointments of Roger Cregg and Kevin DeNicola, we are continuing to reshape our Board taking into consideration a number of factors, including geographic location, reducing the size of the board, professional qualifications, experience, diversity, and business segment representation,” said Babb.
“As the chief financial officers of major public companies with significant operations in our growth markets, Roger Cregg and Kevin DeNicola will fill important roles on our board going forward,” Babb added.
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Roger A. Cregg, T. Kevin DeNicola Appointed to the Comerica Incorporated Board of Directors – 3
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit, strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping businesses and people to be successful. Comerica Bank locations can be found in Michigan, California, Texas, Florida and Arizona, with select businesses operating in several other states, and Canada and Mexico. Comerica reported total assets of $58.5 billion at September 30, 2006. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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